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                               EXHIBIT 12.1
                      SAN DIEGO GAS & ELECTRIC COMPANY
         COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                       AND PREFERRED STOCK DIVIDENDS
                          (Dollars in millions)
                              1996     1997      1998      1999       2000
                         -------- -------- ---------  ---------  ---------
Fixed Charges and Preferred
Stock Dividends:

Interest:
  Long-Term Debt             $ 76     $ 69      $ 55       $ 49        $50
  Rate Reduction Bonds         --       --        41         35         33
  Short-Term Debt & Other      13       14        14         40         31
 Amortization of Debt
 Discount and Expense,
 Less Premium                   5        5         8          7          5
Interest Portion of
 Annual Rentals                 8       10         7          5          3
                           -------- --------  -------  --------- ----------
   Total Fixed
    Charges                   102       98       125        136        122
                           -------- --------  -------- --------- ----------
Preferred Dividends
 for Purpose of Ratio (1)      13       13        11         10         13
                           -------- --------  -------- ---------  ---------
 Total Fixed Charges
  and Preferred Stock
  Dividends For
  Purpose of Ratio           $115     $111      $136       $146       $135
                           ======== ========  ======== =========  =========
Earnings:

Pretax income from
 continuing operations      $420     $457      $332       $325        $295
Add:
 Fixed charges
  (from above)               102       98       125        136         122
 Less: Fixed charges
  capitalized                  1        2         1          1           3
                            ------- --------  --------- ---------  --------
 Total Earnings for
  Purpose of Ratio          $521     $553      $456       $460        $414
                           ======== ======== ========   =========  ========
Ratio of Earnings
 to Combined Fixed
 Charges and Preferred
 Stock Dividends            4.54     5.00      3.36       3.15        3.07
                           ======== ======== ========   =========  ========


(1) In computing this ratio, Preferred dividends represents the before-tax earnings necessary to pay such dividends, computed at the effective tax rates for the applicable periods.

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